Exhibit 99.1

SEEBEYOND ANNOUNCES PRELIMINARY

SECOND QUARTER 2003 RESULTS

MONROVIA, Calif., July 7, 2003 — SeeBeyond (Nasdaq: SBYN), a leading global provider of enterprise integration and composite application assembly solutions, today announced preliminary results for the second quarter ended June 30, 2003.

SeeBeyond expects to report second quarter 2003 revenue in the range of $28.0 million to $29.0 million, with international revenue expected to be approximately 40% of total revenue. In accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company expects to report a net loss per share for the second quarter in the range of ($0.23) to ($0.24), which includes non-cash and restructuring charges of approximately $0.08 per share. Excluding non-cash and restructuring charges, pro forma net loss per share is expected to be in the range of ($0.15) to ($0.16) per share. The expected second quarter pro forma net loss excludes non-cash charges for amortization of stock based compensation and marketing warrants of approximately $100,000, as well as restructuring charges for facility consolidation, severance and related matters of approximately $6.6 million.

In addition, the Company expects to report second quarter license revenue in the range of $7.0 million to $7.5 million. Cash and cash equivalents as of June 30, 2003 are expected to be approximately $76.0 million.

“As market conditions remain challenging, we did not see an improvement in spending levels for integration technology during the second quarter,” said Jim Demetriades, founder, president and CEO of SeeBeyond. “However, based on our clear product differentiation with the SeeBeyond Integrated Composite Application Network (SeeBeyond ICAN) Suite 5.0 and our ongoing efforts to control costs, we feel optimistic about our prospects for the second half of 2003.”

The Company will host a conference call today at 5:30 AM PDT / 8:30 AM EDT to discuss the preliminary results. The toll-free dial-in number for the call from within the U.S. and Canada is (866) 541-2081; international callers may dial (630) 424-2081. A simulcast of the conference call will be available on www.streetevents.com, and a rebroadcast following the completion of the call at www.seebeyond.com. An audio replay of the call will be available after the call until July 14, 2003, at midnight EDT. The toll-free dial-in number for the replay from within the U.S. and Canada is (877) 213-9653; international callers may dial (630) 652-3041 using the access code: 7367829.

SeeBeyond will report final second quarter results on July 23, 2003.

Non-GAAP Financial Measures

This press release contains pro forma net loss per share results that are not in accordance with GAAP because they exclude identified non-cash and restructuring charges. The approximate amount of the excluded charges is stated in this release so that pro forma net loss per share results can be reconciled to GAAP results. The pro forma net loss per share results should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by others. SeeBeyond management uses this pro forma measure in evaluating the potential impact of certain operating decisions on projected financial results, in comparing the Company’s historical operating results and in comparing to competitors’ operating results. SeeBeyond includes this pro forma measure in this press release because it believes this measure enhances comparability of SeeBeyond’s results of operations to those of competitors’, to pro forma operating results SeeBeyond historically has reported and to financial models and expectations of securities analysts.

About SeeBeyond

Drawing on 14 years of software innovation and real-world experience in integrating systems across Global 2000 organizations, SeeBeyond delivers the industry’s most comprehensive, standards-compliant network for the rapid assembly and deployment of enterprise-scale end-user applications built on existing systems and infrastructure. Going beyond integration, the SeeBeyond(R) Integrated Composite Application Network (SeeBeyond ICAN) Suite is designed to help organizations dramatically improve business operations resulting in reduced costs, increased market share and improved customer service. SeeBeyond has more than 1,800 customers worldwide, including ABB, ABN Amro, Bausch & Lomb, BHP Billiton, The Cleveland Clinic, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, Fujitsu, General Motors, Hewlett-Packard, Pfizer, Samsung, Sprint, Sutter Health and United Healthcare. For more information, please visit www.seebeyond.com.

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SeeBeyond is a registered trademark of SeeBeyond Technology Corporation. All other brands or product names are trademarks of their respective owners.

Certain statements in this press release, including those related to estimated revenue, license revenue, international revenue, net loss per share for the second quarter of fiscal 2003, the Company’s June 30, 2003 cash and cash equivalents level, and the Company’s prospects for 2003, constitute forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include the level of demand for our products and services from new and existing customers, the timing and amount of information technology-related spending, the general state of the economy, risks arising from accounting adjustments, unpredictable and lengthy sales cycles, dependence on revenues from a single software suite, the ability of the Company to successfully introduce, market and sell the SeeBeyond ICAN software Suite 5.0, dependence on the success of the Company’s relationships with system integrators and other partners, and the impact of competition in the market for enterprise integration and composite application assembly solutions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K, as amended, for the year ended December 31, 2002, and its quarterly reports on Form 10-Q. The Company does not undertake to update any forward-looking statements.

Contacts:
Barry Plaga	Andrea Williams
Sr. Vice President and CFO	Sr. Director of Investor Relations
(626) 408-3100	(650) 622-2188
bplaga@seebeyond.com	awilliams@seebeyond.com

Kristi Rawlinson
Director of Public Relations
(650) 622-2128
krawlinson@seebeyond.com